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                                                                    EXHIBIT 23.3

             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

        We consent to the use in this Registration Statement of E.piphany, Inc. on Form S-4 of our report dated March 22, 2000 relating to the consolidated financial statements of Octane Software, Inc. and subsidiaries as of December 31, 1998 and 1999 and for the period from September 9, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 appearing in the Proxy Statement/Prospectus, which is a part of such Registration Statement, and to the references to us under the headings "Octane Selected Historical Financial Data" and "Experts" in such Proxy Statement/Prospectus.

DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 24, 2000